As filed with the Securities and Exchange Commission on August 6, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

InflaRx N.V.
(Exact name of registrant as specified in its charter)

The Netherlands (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

Winzerlaer Str. 2
07745 Jena, Germany

(Address of Principal Executive Offices, Zip Code)

InflaRx N.V. Long-Term Incentive Plan 2026
(Full title of the plan)

InflaRx Pharmaceuticals, Inc.
600 South Wagner Road
Ann Arbor, Michigan 48103
(734) 223-4387
(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:
Sophia Hudson, P.C.
Leia Andrew
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

At the Annual General Meeting of Shareholders of InflaRx N.V. (the “Company”) held on April 23, 2026, the InflaRx N.V. Long-Term Incentive Plan 2026 (the “Plan”) was adopted. The Plan replaces the Company’s Long-Term Incentive Plan 2017 (as amended on January 1, 2021) (the “LTIP 2017”), provided that awards granted under the LTIP 2017 outstanding (and not yet exercised or settled) as of January 1, 2027 shall continue to be outstanding under, and subject to the terms of, the LTIP 2017 (and any Shares (as defined in the Plan) issued pursuant to such awards will therefore not reduce the number of Shares available for issuance under the Plan). The Plan includes an evergreen provision that provides that the total number of ordinary shares reserved for issuance under the Plan will be increased as of January 1 of each year starting January 1, 2027 by an amount equal to the lesser of (i) 6.5% of the outstanding ordinary shares on December 31 of the immediately preceding year or (ii) such number of ordinary shares as determined by the Company’s Board of Directors (the “Board”).

We are filing this Registration Statement on Form S-8 (this “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) to register 14,865,382 ordinary shares under the Plan, including 11,973,668 ordinary shares that may become reserved and again available for issuance pursuant to the evergreen provision of the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Certain Documents by Reference.

The following documents are incorporated herein by reference:

(a)
The Company’s annual report on Form 20-F for the year ended December 31, 2025, filed on March 20, 2026.

(b)
The Company’s Forms 6-K filed on January 8, 2026, March 16, 2026, April 2, 2026, April 9, 2026, April 23, 2026, April 28, 2026, May 4, 2026, May 6, 2026, May 7, 2026, June 30, 2026 and August 6, 2026.

(c)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s annual report referred to in (a) above.

(d)
The description of the Company’s ordinary shares contained in Exhibit 2.4 to our Annual Report on Form 20-F for the year ended December 31, 2025, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Company is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.
Indemnification of Directors and Officers.

The Company’s current and former directors (and such other current or former employee as designated by the Board) have the benefit of the following indemnification provisions in our Articles of Association:

Indemnified persons shall be reimbursed for:

(a)
any financial losses or damages incurred by such indemnified person;

(b)
any expense reasonably paid or incurred by such indemnified person in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved:

in each case to the extent this relates to his current or former position with the company and/or a group company and in each case to the extent permitted by applicable law.

There shall be no entitlement to reimbursement as referred to above:

(a)
if a competent court or arbitral tribunal has established that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions that are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

(b)
to the extent that his financial losses, damages and expenses are covered under an insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so); or

(c)
in relation to proceedings brought by such indemnified person against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to the Articles of Association, pursuant to an agreement between such indemnified person and the company that has been approved by the Board or pursuant to an insurance taken out by the Company for the benefit of such indemnified person.

The Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to above. We also entered into indemnification agreements with each of our directors and executive officers.

Item 8.
Exhibits

EXHIBIT INDEX

Exhibit Number	Description

4.1
Articles of Association of InflaRx N.V., dated August 25, 2021 (English language translation) (incorporated herein by reference to Exhibit 1.1 to the Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on March 20, 2026).

4.2	Deed of Amendment to the Articles of Association, dated April 23, 2026 (incorporated herein by reference to Exhibit 99.1 to the Form 6-K Report filed with the SEC on April 23, 2026).

4.3
Registration Rights Agreement (incorporated herein by reference to Exhibit 4.2 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form F-1, filed on November 9, 2017 (Registration No. 333-220962)).

5.1*	Opinion of NautaDutilh N.V., Dutch counsel of the Company, as to the validity of the ordinary shares (filed herewith).

23.1*	Consent of NautaDutilh N.V., counsel of the Company (included in Exhibit 5.1).

23.2*	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft.

23.3*	Consent of EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft.

24.1*	Power of Attorney (included in the signature pages hereto).

99.1*	InflaRx N.V. Long-Term Incentive Plan 2026.

107*	Filing Fee Table

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jena, Germany on August 6, 2026.

INFLARX N.V.

By:	/s/ Niels Riedemann
Name: Niels Riedemann
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Niels Riedemann and Thomas Taapken and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement on Form S-8, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on August 6, 2026 in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Niels Riedemann
Niels Riedemann	Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2026

/s/ Thomas Taapken	Chief Financial Officer (Principal Financial and Accounting Officer)
Thomas Taapken		August 6, 2026

/s/ Nicolas Fulpius
Nicolas Fulpius	Chairman and Director	August 6, 2026

/s/ Renfeng Guo
Renfeng Guo	Director and Authorized Representative in the United States	August 6, 2026

/s/ Richard Brudnick
Richard Brudnick	Director	August 6, 2026

/s/ Mark Kubler
Mark Kubler	Director	August 6, 2026

/s/ Anthony Gibney
Anthony Gibney	Director	August 6, 2026

/s/ Hege Hellstrom
Hege Hellstrom	Director	August 6, 2026